EXHIBIT 99.2

San Juan Basin Royalty Trust                      NEWS RELEASE

Post Office Box 2604
Fort Worth, Texas 76113
Telephone 817/884-4417


         FORT WORTH, Texas, November 30, 1995 -- Bank One, Texas, N.A., Trustee of the San Juan Basin Royalty Trust (the "Trust") announced today that with regard to the lawsuit filed by the Trustee against Meridian Oil Inc. and Southland Royalty Company in the state district court in Santa Fe County, New Mexico, in Cause No. SF94-1982(c), a hearing was held on November 17, 1995 with regard to the Trustee's motion for leave to file its Second Amended Complaint. Such motion was granted by the court. The Trustee filed the Second Amended Complaint to more fully particularize the pleadings, the nature of the claims of liability in the case, and the facts supporting alter ego and single business enterprise liability and fraudulent concealment as it pertains to the Defendants' statute of limitations defense and to assert the following additional claims for relief: breach of express good faith duty, constructive fraud, unjust enrichment and prima facie tort and to add claims in the alternative of intentional interference with contract and of conspiracy.

         Trial of the above-referenced proceeding was scheduled for February 1996. Meridian Oil Inc. and Southland Royalty Company filed a motion seeking a continuance of the February 1996 trial setting. Such motion was granted at a hearing held on November
28, 1995.  Trial is now scheduled to begin July 15, 1996.

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Contact:         Lee Ann Anderson
                 Vice President
                 Bank One, Texas, N.A.
                 (817) 884-4630